Exhibit 10.2

[LOGO] Ridgewood Energy                                 W. Greg Tabor
                                                        Executive Vice President


May 24, 2006


Nexen Petroleum Offshore U.S.A. Inc.
12790 merit Drive, Suite 800
Dallas, Texas 75251

Attention: Mr. Steve McMillan


Re:  Offer to Participate - West Cameron 109 Prospect
     West Cameron Black 109, OCS-G 23744
     West Cameron Area, Offshore Louisiana


Gentlemen:

Nexen Petroleum Offshore U.S.A. ("Nexen") Is marketing a certain exploration prospect ("WC 109") in the West Cameron Area offshore Louisiana which it has generated and made available to Ridgewood Energy Corporation ("REC") as further described below. Nexen is desirous of selling participation percentages in WC 109 and REC desires to take a specified level of participation in WC 109. REC hereby submits below the terms and conditions of a participation proposal to earn a specified working interest and net revenue interest in the prospect area and respective blocks, as follows:



          West Cameron 109 Prospect Area:
          -------------------------------

          West Cameron Block(s): 109

          Nexen Ownership; 100% WI in block

          Depth Limitation/ Restriction; none;


          REC Level of Participation:
          ---------------------------

          Before Casing Point ("BCP interest) = 60% WI (of 8/8ths); After Casing Point ("ACP Interest") = 45% WI (of 8/8ths);




              11700 Old Katy Road, Suite 280, Houston, TX 77079 o
                         T:(281)293-8449 F:(281)293 7705
               gtabor@ridgewoodenergy.com o www.ridgewoodenergy.com

          Lease Burdens: 16.667% Royalty

          Overriding Royalty Burden: 2.50% (proportionately reduced)

          Lease Net Revenue: 80.833%

REC's offer to commit participation towards the drilling of WC 109 is subject to the following terms and conditions:

     1. REC's commitment to participate is based upon Nexen's representation as to its working interest and net revenue interest ownership in the prospect area block(s), as described above (Nexen will provide "by, through and under" warranty in the participation agreement mentioned below in paragraph 4).

     2. REC shall pay its ACP 45% share of Nexen's WC 109 sunk costs in the amount of $159,750.00 within 15 days of formal execution of the Participation and Operating agreements as described below. Upon said payment of sunk costs Nexen shall deliver to REC an assignment of 45% record title interest covering all depths in the entirety of W. Cameron Block 109, OCS-G23744.

     3. REC shall pay a disproportionate cost share of 60% BCP Interest in the W C 109 initial exploratory well until one of the following occurs: 1) initial exploratory well reaches objective depth, or 2) the well cost, prior to the well reaching objective depth reaches 115% of the estimated $19,242,579 dollars DHC AFE ie. total cost of $22,128,966 dollars whichever occurs first. Thereafter, REC's cost bearing interest in the initial exploratory well, and/or any subsequent well(s) In the Prospect Area will be at its ACP Interest of 45%.

     4. Upon Nexen's acceptance of this offer, REC and Nexen shall proceed diligently and in good faith to negotiate a separate formal and definitive Participation Agreement that includes a formal DHC AFE depicting the total Dry Hole Cost as set forth in 3. above and Operating Agreement, with terms and conditions as are mutually satisfactory to both parties, within 45 days of acceptance of this offer to participate.

     5. Upon Nexen's acceptance of this offer, Nexen commits (subject to paragraph 4 above) to REC to spud WC 109 on or before August 30, 2006, subject to delays caused by force majeure events or other events beyond the reasonable control of Nexen and will utilize the Ensco 105 rig to drill WC 109 at the contracted rig rate of $140,000 / day subject to rig delay/availability.

     6. Nexen shall provide REC with full and complete access to Nexen's files, records and data, so that REC may perform its due diligence review of Nexen's acquisition, ownership and obligations associated with the lease block(s); additionally, Nexen shall provide REC with access to technical data associated with the exploration prospect(s), including seismic, maps, well data and geologic data, subject however, to all confidentiality and license restrictions.

The foregoing proposal expresses the intent of REC to participate in the specified WC 109 Prospect subject to the terms and conditions stated herein.

Should you wish to accept this offer and the foregoing terms and conditions are acceptable to you, please execute two copies of this letter and return one copy by fax to; 281/293-7391; and one original to my attention at the letterhead address. Should you have any questions regarding this offer, please contact Randy Bennett at (281) 293-9384 or the undersigned at (281) 293-8449.

This offer to participate shall remain open for Nexen's consideration until the end of business, or 5:00 pm. on Friday, June 2, 2006, after which such time this offer, if not accepted by Nexen, shall have expired and become null and void.


Very truly yours,


/s/ W. G. Tabor
W. Greg Tabor, CPL
Executive Vice President



AGREED TO AND ACCEPTED THIS 1ST  DAY OF JUNE, 2006.

/s/ John M. Glynn
-----------------------
BY: John M. Glynn
-----------------------
TITLE: VP - Production
-----------------------

                                                                        [LOGO]
                                                                        nexen

                                  WEST CAMERON
                                    Block 109


                                PROSPECT SUMMARY


Nexen Petroleum Offshore U.S.A. Inc offers an opportunity to participate in the third quarter drilling of the Nexen OCS G-23744 #1 well under the following terms:


o    Available Interest: Up to 45% of 8/8ths record title interest

o    Unpromoted Costs:   Reimbursement of proportionate share of sunk costs -
     $355,000 as to 8/8ths

o    Promoted Costs:     Disproportionate share of Initial Test Well costs;
     one-third for a quarter basis

o Prior to a formal technical review, prospective participant shall execute a confidentiality agreement

o    Participant shall enter into a participation agreement and JOA with Nexen

o Participant shall pay its proportionate share of Nexen's sunk costs within fifteen days of execution of a definitive participation agreement


 -------------------------------------------------------------------------------------------------------

 NAME                        OCS G-23744 #1           INFRASTRUTURE           Numerous Options

 OCS No.                     G-23744                  GROSS G&G                $0.00

 LOCATION                    West Cameron 109         GROSS ACRES              5000

 DISTANCE TO SHORE           34 +/- Miles             NET ACRES                5000

 WATER DEPTH                 43 Ft.                   OPERATOR                 Nexen Petroleum U.S.A. Inc.

 LEASE SALE No.              182                      NEXEN W.I.               90%

 LEASE SALE DATE             3/20/2002                ROYALTY                  16.667% of 8/8ths

 EFFECTIVE DATE              5/01/2002                OVERRIDE                 2.50% of 8/8ths

 EXPIRATION DATE             5/01/2007                NEXEN N.R.I.             80.833% of 8/8ths

 GROSS LEASE COSTS           $355,000                 PARTNERS                 Mako Offshore Explor. 10%

                                                                          [LOGO]
                                                                          nexen


          ----------------------------------------------------------------------

          TARGET                        LWR. Miocene, Marg A

          PROPOSED DEPTH                17,527' MD - 16,517' TVD

          COST ESTIMATE (DHC)           $19 MM (High Island IV rig)


          RESERVE POTENTIAL             Up to 134 BCF
                                        Down-thrown structural/strat on 3
                                        way closure with
          TRAP                          Amplitude

                                        SEI, 40 fold w/6,000 meter offset
          SEISMIC VOLUMES               1998 Fairfield, 60 fold w/20,000 offset


          ----------------------------------------------------------------------


                               GEOLOGICAL SUMMARY

This is an amplitude prospect; hence, there is a stratigraphic component. Structurally, the prospect is a down-thrown Marg. A amplitude, and it is the number one drill location on this block. The closure is in the southern portion of the block, down-thrown on an East-West semi-regional fault that provides charge and migration. It is also down-thrown on a splinter fault that separates it from the Mobil #2 well in Block 108, where the objective sand is shaled and/or faulted out of the well and lacking amplitude. The amplitude can be seen on both the SEI and Fairfield data sets, and NXY does have conditioned gathers on the later.

The depositional setting here is transitional from shelf margin to upper slope. Being at the upper slope, sand quality and quantity are definitely more of a risk. The prospect is proximal to recent Marg. A discoveries: WC 100 (3-5 miles north), WC 112 (6-9 miles west), and WC 73 (6-9 miles north). There are other follow-up amplitude opportunities on the block should this well prove to be productive.



                                   DISCLAIMER

Nexen makes no warranty, either expressed or implied as to the accuracy of completeness of the data shown, or as to the amount of reserves or ability of the property to produce. This information is provided as a matter of convenience and any reliance on or use of such information is at recipient's sole risk. This prospect is subject to prior sale or withdrawal by Nexen at any time. Nexen reserves the right to reject any and all offers. Additionally, any transaction relative to this matter would be subject to final management approval and a fully termed, mutually agreeable formal agreement.


For more information, contact:          Steven McMillan
                                        Nexen Petroleum Offshore U.S.A. Inc.
                                        12790 Merit Drive, Suite 800
                                        Dallas, Texas 75251
                                        972/450-4672
                                        Email: steve_mcmillan@nexeninc.com

                             PARTICIPATION AGREEMENT
                             -----------------------

                            WEST CAMERON 109 PROSPECT

     This Participation Agreement ("Agreement") is entered into and is effective as of the 1st day of June, 2006 (the "Effective Date"), by and between Nexen Petroleum Offshore U.S.A. Inc. ("Nexen") whose address is 12790 Merit Drive, Suite 800, Dallas, TX 75251 and Ridgewood Energy Corporation ("Ridgewood"), whose address is 11700 Old Katy Road, Suite 280, Houston, Texas 77079. Nexen and Ridgewood are sometimes hereinafter referred to as "Party" or collectively as "Parties", as the context requires.


                                   WITNESSETH:

WHEREAS, Nexen currently owns one-hundred percent of eight-eighths (100% of 8/8ths) of the record title interest in and to, the following Oil and Gas Lease (hereinafter collectively referred to as the "Nexen Lease"):

          Oil and Gas Lease bearing Serial No. OCS-G 23744, effective May 1, 2002, by and between the United States of America, as Lessor, and Nexen Petroleum Offshore U.S.A. Inc., as Lessee, covering all of Block 109, West Cameron Area, OCS Leasing Map, Louisiana Map No. 1, containing 5,000 acres more or less; and

          NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, together with the mutual covenants, conditions, and obligations contained herein, Nexen and Ridgewood do hereby agree to enter into this Agreement under the following terms and conditions:

                                    ARTICLE 1
                                    ---------
                                   DEFINITIONS
                                   -----------

1.1 AFE: shall mean the Authorization for Expenditure for the OCS-G 23744 (West Cameron 109) Well No. 1, attached hereto as Exhibit "C-1".

1.2 Well Plan: shall mean the well plan for the ITW, attached hereto as Exhibit "C-2"

1.3 Initial Test Well ("ITW"): shall mean the OCS-G 23744 (West Cameron 109) Well No. 1, or its Substitute Well(s), as defined in Section 3.3 below, to be drilled in the Nexen Lease to the Objective Depth as set forth in the AFE and Well Plan for said ITW.

1.4 Objective Depth: the objective depth in the ITW for the purposes of this Participation


WC 109 Participation Agreement 6/1/06

Agreement is defined as the depth at which the well encounters and sufficiently tests the Marg "A" sand, subsurface objective interval, defined as 16,517 feet total vertical depth as described in the AFE and Well Plan identified in Articles 1.1 and 1.2 above.

1.5 Operating Agreement: shall mean the Offshore Operating Agreement ("Operating Agreement") attached hereto as Exhibit "B", which shall be executed by and between NPUSA, Nexen, Ridgewood and Mako Offshore Exploration, Inc., effective as of June 1, 2006.

                                    ARTICLE 2
                                    ---------
                               DRILLING OF THE ITW
                               -------------------

2.1 Commitment in the ITW: By executing this Agreement and returning it with signed originals of the attached AFE and Operating Agreement, Ridgewood commits to participate in the drilling and evaluation of the ITW on the Nexen Lease and to pay sixty percent (60%) of the costs of drilling and evaluation to Objective Depth of said well when such drilling and evaluation is performed pursuant to the well plan and the AFE. The "Drilling and Evaluation Costs" shall include permitting, rig mobilization, drilling, sidetracking for operational reasons, evaluation, testing (not production testing), and plugging/abandonment or temporary abandonment of the well, but not the costs of completing the well as a producer. Ridgewood's obligation to pay sixty percent (60%) of such costs shall terminate, however, on the earlier of (a) the ITW reaching Objective Depth; or
(b) the cumulative (100%) Drilling and Evaluation Costs of the ITW reaching $22,128,966. Regardless of the depth to which the ITW has been drilled at the time, when a decision is made by Nexen not to drill the ITW to Objective Depth due to encountering mechanical difficulties, uncontrolled influx of subsurface water, abnormal pressures, pressured or heaving shale, salt, granite or other practicably impenetrable substances, or other similar conditions prevail in the hole which, in Nexen's reasonable opinion, render further drilling impracticable, Ridgewood, subject to the limitation in (b) above, shall remain obligated to pay sixty percent (60%) of the ITW costs incurred prior to the date of Nexen's decision not to drill the ITW to Objective Depth, sixty percent (60%) of the cost of plugging/abandonment or temporary abandonment and sixty percent (60%) of the costs to drill any Substitute Well, as defined in Section 3.3 below. In addition to the promoted Drilling and Evaluation Costs for the ITW or any Substitute Well, as defined in Section 3.3 below (i.e. payment of sixty percent (60%) of such costs up to the $22,128,966 cap limit), and subject to
Article 8.7 of the Operating Agreement, Ridgewood agrees to pay forty-five percent (45%) of the costs of drilling and evaluation to Objective Depth of the ITW beyond the initial $22,128,966 cumulative (100%) Drilling and Evaluation Costs of the ITW.

2.2 Subject to (a) Force Majeure, as defined in Section 10.10 below or other events beyond the reasonable control of Nexen, (b) Nexen's receipt of all necessary permits required by the Minerals Management Service ("MMS") or any other governmental body having jurisdiction, (c) completion of Nexen's operations on Eugene Island Block 295, (d) rig delay or availability, Nexen shall "commence drilling operations" or "cause drilling operations to commence" on or before August 30, 2006, for the ITW in accordance with this Agreement and the provisions of the Operating Agreement. For purposes of this Agreement, "commence drilling operations" or "cause drilling operations to commence" shall mean the time when the drilling rig mentioned in Article 3.5 below mobilizes from Eugene Island Block 295 for the ITW drill site.


WC 109 Participation Agreement 6/1/06

2.3 AFE and Well Plan: Prior to the execution hereof, Nexen and Ridgewood have reviewed and agreed on the form and content of the AFE, the Well Plan and the Operating Agreement. The ITW or its Substitute Well(s), as defined in Section
3.3 below, shall be drilled in accordance with this Agreement, the Operating Agreement, and the attached AFE and Well Plan. The AFE and Well Plan for the ITW shall be considered approved upon execution of this Agreement by the Parties.

2.4 Relationship of the Parties: This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the Parties. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each Party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each Party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirements that each Party hereby affected give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Nexen Lease is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each Party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income. Also, each Party elects to be excluded from the application of all provisions of sub part D of part 2, chapter 1, Title 47, Louisiana Revised Statutes of 1950, as amended, as permitted and authorized by Section 2203 of said revised statutes and the regulations promulgated thereunder.

                                    ARTICLE 3
                                    ---------
                               DRILLING OPERATIONS
                               -------------------

3.1 Operatorship: Nexen Petroleum U.S.A. Inc. ("NPUSA") shall be the designated operator under the Operating Agreement and shall operate the ITW and any Substitute Well, as defined in Section 3.3 below, and all other operations on the Nexen Lease pursuant to the terms of this Agreement and the Operating Agreement.

3.2 Designation of Operator: Ridgewood shall promptly execute and deliver to NPUSA the necessary "Designation of Operator" forms (Minerals Management Service ("MMS") form 1123) designating NPUSA as the operator and as designated applicant for oil spill financial


WC 109 Participation Agreement 6/1/06
responsibility for the lease upon which the ITW is drilled under this Agreement, along with any other documents required to allow NPUSA to serve as operator under the Operating Agreement and applicable regulations.

3.3 Substitute Well: In the event the ITW encounters conditions or develops mechanical difficulties that, in Nexen's reasonable opinion, would render further drilling impractical prior to reaching Objective Depth, and/or require that the ITW be permanently plugged and abandoned, Nexen shall have the continuing option, but not the obligation, to commence operations for the drilling of a "Substitute Well" to replace the ITW. Any Substitute Well shall be commenced within one hundred eighty (180) days from the date operations on the ITW (or a previous substitute) were completed or abandoned, whichever is the latest to occur. Operations on such Substitute Well shall be conducted and performed under the same terms and conditions as the ITW pursuant to the terms of this Agreement and the Operating Agreement. However, the drilling of a Substitute Well pursuant to this Article 3.3 shall in no way increase or otherwise alter Ridgewood's commitments and obligations set out in Article 2.1 above; i.e., Ridgewood's total commitment for the ITW, which includes any associated Substitute Well, is limited to the amount determined according to
Article 2.1 above.

3.4 Rig Utilization: NPUSA, as operator, intends to utilize the Ensco 105 drilling rig to drill the ITW with a $140,000 day-rate.

3.5 Well Information: Ridgewood will be entitled to receive any and all raw well data, analysis and/or information obtained from the ITW, subject to being in compliance with all applicable provisions of this Agreement.

3.6 Confidentiality: The confidentiality provisions of the Operating Agreement shall govern the confidentiality obligations and/or disclosure rights and restrictions of the Parties with respect to any geological, geophysical, or reservoir information or any logs or other information pertaining to the progress, tests, or results of any well drilled pursuant to this Agreement.

3.7 Confidentiality of Well Data for the ITW: Certain information customarily disclosed at weekly Offshore Oil Scout meetings as provided for in the Operating Agreement may be withheld, at Nexen's sole discretion, including, but not limited to, information regarding the proposed and actual bottomhole locations for the well.

3.8 Exploratory Well: The ITW and any Substitute Well therefore drilled in accordance with Operating Agreement shall be deemed the first Exploratory Well for purposes of the Operating Agreement.

                                    ARTICLE 4
                                    ---------
                               ASSIGNMENT OF LEASE
                               -------------------

4.1 Governmental Approval of Assignment: The Assignments pursuant to this Agreement require approval by the MMS. Each Party's obligation hereunder to transfer or assign such an interest shall be subject to and conditional upon the other securing the necessary consent or approval of the MMS. Each Party shall cooperate fully with the other in obtaining such consent


WC 109 Participation Agreement 6/1/06
or approval by the MMS. Each Party shall promptly (i) file of record the Assignments in the appropriate governmental records and (ii) file for approval with the MMS (or other applicable governmental agencies) all Assignment documents for the assigned property. Should approval of the MMS (or any other similar governmental agency having jurisdiction) be denied, the Party receiving notice of such denial agrees to provide the other Party with written notice of such occurrence, along with a copy of all associated written communications, and the Parties agree to develop. a revised form of assignment in an effort to meet the MMS's requirements for approval. In the alternative, each Party shall execute and deliver, or cause to be executed and delivered, such other documents, and take such other action as a Party may reasonably request.

4.2 Assignments of Lease: Within fifteen (15) days following the execution of this Agreement and after receipt by Nexen of Ridgewood's payment of $159,750.00 for its proportionate share of sunk costs, Nexen shall assign to Ridgewood, in the form attached hereto as Exhibit "A", an undivided forty-five percent of eight-eighths (45% of 8/8ths) record title interest in and to the Nexen Lease with an effective date of June 1, 2006. Ridgewood shall provide Nexen with all of the necessary designations required to allow NPUSA to retain the role of operator on the Nexen Lease.

4.3 Re-Assignments of Lease: In the event Ridgewood does not fulfill its commitments and obligations pursuant to Article 2.1 above, Ridgewood shall execute and deliver to Nexen an assignment, in the form attached hereto as Exhibit "A", of an undivided forty-fve percent of eight-eighths (45% of 8/8ths) record title interest in and to the Nexen Lease with an effective date of June 1, 2006.

4.4 Contents of Assignments: Any assignments delivered by the Parties pursuant-to this Agreement shall be delivered without warranty of title, save and except a warranty of title by, through and under the assignor, and shall be free and clear of any liens, mortgages, burdens or other encumbrances (other than the royalty obligation to the MMS and the overriding royalty obligation to Mako Offshore Exploration, Inc.). Said assignment(s) shall be subject to agreements described in the assignment document. Any subsequently created burdens would be borne by the Party creating the additional burden.

                                    ARTICLE 5
                                    ---------
                      APPLICABILITY OF OPERATING AGREEMENT
                      ------------------------------------

5.1 Execution of Operating Agreement: Upon the execution of this Agreement, Nexen and Ridgewood shall simultaneously execute the Operating Agreement in the form attached hereto as Exhibit "B".

5.2 Conflicts or Inconsistencies: Should any conflict or inconsistency exist between this Agreement and the Operating Agreement, or in the event this Agreement addresses matters not included in the Operating Agreement, this Agreement shall prevail.

5.3 Facilities Use: If a Party contracts with another entity for the use of that entity's facilities for either the gathering or transportation of hydrocarbons produced from a well drilled pursuant to this Agreement or for the production or handling of such hydrocarbons, that Party shall use


WC 109 Participation Agreement 6/1/06
reasonable efforts to negotiate for the other Party the opportunity to participate on a pro rata basis in such contracts on the same terms and conditions applicable to the contracting Party. In the event that an offsite facility, gathering or transportation system is owned solely by NPUSA or Nexen, any contract respecting the use of such facility for the gathering or transportation of hydrocarbons or for the processing or handling of production will be at rates similar to those prevalent in the industry for similar water depths, operating conditions and transported products.

                                    ARTICLE 6
                                    ---------
                       ASSIGNMENTS, SUCCESSORS AND ASSIGNS
                       -----------------------------------

6.1 Assignment: Notwithstanding anything herein to the contrary, this Agreement may not be assigned in whole or in part by Ridgewood, without the prior written consent of Nexen. An assignment by a Party of any lands affected by this Agreement shall be made expressly subject to, and the assignee shall agree to assume and comply with, the terms and provisions of this Agreement. Prior to any assignments, the assignee shall ratify and become a party to the Operating Agreement. Notwithstanding any assignments made by Nexen, it will retain operatorship through completion of operations on the ITW.

6.2 Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, representatives and assigns and shall constitute a covenant running with the Nexen Lease.

                                    ARTICLE 7
                                    ---------
                                 APPLICABLE LAW
                                 --------------

7.1 Applicable Law: THE PROSPECT AREAS AND ALL OPERATIONS CONDUCTED HEREUNDER BY THE PARTIES SHALL BE SUBJECT TO ALL VALID AND APPLICABLE FEDERAL LAWS, RULES, REGULATIONS AND ORDERS ("FEDERAL LAW"). TO THE EXTENT REQUIRED BY FEDERAL LAW, THE LAWS OF THE STATE ADJACENT TO THE PROSPECT SHALL APPLY. THIS AGREEMENT SHALL OTHERWISE BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF LOUISIANA, EXCLUSIVE OF ANY PROVISIONS THAT WOULD DIRECT THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

                                    ARTICLE 8
                                    ---------
                                     NOTICES
                                     -------

8.1 Notices: Nexen and Ridgewood agree that any notices, communications, or documents that either of them desire or that may be required to be delivered to the other Party pursuant to this Agreement shall be in writing and sent via telecopy, delivered in person or sent certified mail, postage prepaid, return receipt requested, addressed to the Parties at the following respective addresses stated for each:

                         Nexen Petroleum U.S.A. Inc.
                         12790 Merit Drive, Suite 800
                         Dallas, Texas 75251-1270


WC 109 Participation Agreement 6/1/06

                         Attention:     Mr. Steven McMillan
                         Telephone:     (972) 450-4672
                         Facsimile:     (972) 450-4749

                         Ridgewood Energy Corporation
                         11700 Old Katy Road, Suite 280
                         Houston, Texas 77079
                         Attention:     Mr. Randy Bennett
                         Telephone:     (281) 293-9384
                         Facsimile:     (281) 293-7391

For purposes hereof, if facsimile or personal delivery is not possible, refusal by any Party hereto to accept correspondence sent by certified mail or two (2) unsuccessful attempts by the U.S. Postal Service to serve any communication sent by certified mail shall be deemed receipt of such correspondence. Any notice delivered on Saturday, Sunday, a legal holiday or after 4:15 p.m. in the office of the recipient shall be deemed to have been delivered on the business day next following the date of actual receipt. Either Party may change its address for notices by written notice to the other of them.

                                    ARTICLE 9
                                    ---------
                                      TERM
                                      ----

9.1 Term: The term of this Agreement shall commence on June 1, 2006 and shall terminate upon the expiration of the last effective Offshore Operating Agreement executed or ratified pursuant hereto, or by mutual agreement of the Parties, whichever event occurs first.

                                   ARTICLE 10
                                   ----------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

10.1 Entire Agreement: This Agreement, together with the instruments and Exhibits referred to herein embody the entire agreement between the Parties with regard to the subject matter hereof, supersedes all other agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, except the Confidentiality Agreement dated May 17, 2006 between Nexen, NPUSA and Ridgewood, and may be supplemented, altered, amended, modified or revoked only in writing, signed by all Parties hereto.

10.2 Headings: Except for the definition headings contained in Article 1, all of the captions, numbering sequences and paragraph headings used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor shall they have any legal effect other than to aid a reasonable interpretation of this Agreement.

10.3 Independent Representation: Each Party has had the benefit of independent representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be construed fairly and reasonably and not more strictly against one Party than the other.


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                                       7

10.4 Incorporation of Exhibits: Each of the Exhibits referenced in this Agreement (Exhibit "A" Assignment of Record Title Interest, Exhibit "B" West Cameron Offshore Operating Agreement, Exhibit "C-1" AFE, Exhibit "C-2" Well
Plan) are incorporated into this Agreement by reference as fully as if the text of each Exhibit were set forth within the body of this Agreement.

10.5 News Releases: No Party shall issue a press release concerning this Agreement unless all Parties have approved the issuance and content of such press release, which approval shall be timely pursued and shall not be unreasonably withheld, or unless the press release is allowed under the terms of the Operating Agreement.

10.6 Multiple Counterparts: This Agreement may be executed by signing the original or a duplicate original counterpart hereof. If this Agreement is executed in multiple duplicate original counterparts, each such counterpart shall be deemed an original and all of which when taken together shall constitute but one and the same Agreement with the same effect as if all Parties had signed the same instrument. This Agreement may also be ratified by separate instrument referring to this Agreement and adopting by reference all the provisions of this Agreement. A ratification shall have the same effect as an execution of the original Agreement.

10.7 Force Majeure: Any delays in performance or failure by a Party to perform hereunder, other than the delay or failure to pay money when owed, shall not constitute default or breach hereunder if and to the extent such delays or failures of performances are caused by: (i) an act of God; (ii) an act of war, terrorism, rebellion, or sabotage, or damage resulting therefrom; (iii) a fire, flood, explosion, accident; (iv) a riot, or strike; (v) any government's (foreign, federal or state) law, or a rule, regulation or order of any public body or official exerting or purporting to exercise authority or control concerning the operations covered hereby (except that a Party's failure to obtain any necessary and applicable federal, state or local permits shall not be considered Force Majeure hereunder if the cause or failure to receive such permits was the result of that Party's negligence or other fault); or (vi) any other act or event that is beyond the reasonable control of that Party.

10.8 Severability: If any provision of this Agreement is for any reason held to violate any applicable law, governmental rule or regulation, or if the provision is held to be unenforceable or unconscionable, then such provision shall be deemed null and void; but the invalidity of that specific provision shall not be held to invalidate the remaining provisions of this Agreement. All other provisions in the entirety of this Agreement (including all Exhibits) shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be canceled and terminated.

10.9 Access to Information: Nexen shall provide Ridgewood access to Nexen's relevant and applicable records and data that are not subject to contractual or legal limitations or restrictions on disclosure so that Ridgewood may perform its due diligence review of Nexen's ownership and obligations associated with the Nexen Lease. Nexen shall provide Ridgewood with access to technical data associated with the Nexen Lease, including seismic, maps, well data and geologic data, subject however, to all legal confidentiality and license restrictions.


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                                       8

10.10 Binding Effect: This Agreement does not benefit or create any rights in any person or entity not a party to this Agreement. Further, each Party represents that upon execution of this Agreement it has secured all necessary management approvals or other corporate approvals necessary to make this Agreement a fully binding contract.



EXECUTED as of the date shown.


WITNESSES:                              Nexen Petroleum Offshore U.S.A. Inc.

                                        By:
--------------------------------            --------------------

                                        Name: Gregg E. Radetsky
--------------------------------             -------------------
                                        Title: Vice President, General
                                               Counsel and Asst. Secretary

                                        Date:
                                             ------------------


WITNESSES:                              Ridgewood Energy Corporation

                                        By:
--------------------------------            --------------------

                                        Name: W. Greg Tabor
--------------------------------
                                        Title: Executive Vice President

                                        Date:
                                             ------------------



Signature page to Participation Agreement dated effective June 1, 2006, by and between Nexen Petroleum Offshore U.S.A. Inc. and Ridgewood Energy Corporation






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                                       9